Exhibit 8








                                                       March 1, 1996



Key Energy Group, Inc.
257 Livingston Avenue
New Brunswick, NJ  08901
ATTN:  Francis D. John, Chief Executive Officer

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the transaction referred to below. This opinion is delivered in connection with the Agreement and Plan of Merger dated as of November 18, 1995, as amended, by and between Key Energy Group, Inc., a Maryland corporation ("Key"), and WellTech, Inc., a Delaware corporation ("WellTech"). The Agreement and Plan of Merger, and all other agreements expressly contemplated thereby, are collectively referred to herein as the "Merger Agreement". "Code" shall mean the Internal Revenue Code of 1986, as amended. Capitalized terms used herein shall have the same meaning they have in the Merger Agreement, except as otherwise defined herein.

         Facts. Pursuant to the Merger Agreement, WellTech will be merged with and into Key, and the WellTech shareholders will in exchange receive common stock of Key and warrants to purchase common stock of Key. Prior to the Merger, WellTech will distribute stock of Dawson Well Servicing, Inc. to the WellTech stockholders.

         Assumptions. In rendering our opinions, we have with your permission assumed the accuracy of the following assumptions, and we have assumed that the Merger will be consummated pursuant to the terms of and in accordance with the Merger Agreement.

         A. The fair market value of the Key common stock and other consideration received by a WellTech stockholder in the Merger will be approximately equal to the fair market value of the WellTech shares surrendered by him in exchange therefor.

         B. There is no present plan or intention by the stockholders of WellTech who own, directly or indirectly, a one percent (1%) or greater interest (by value) in WellTech (the "WellTech Securityholders"), and to the best knowledge of the management of WellTech, there is no present plan or intention on the part of the remaining stockholders of WellTech, to sell,

Key Energy Group, Inc.
March 1, 1996
Page 2

exchange or otherwise dispose of a number of shares of Key common stock received in the Merger that would reduce the WellTech stockholders' ownership of Key stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of WellTech as of the same date. For purposes of this assumption, shares of WellTech stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Key common stock will be treated as outstanding WellTech stock on the date of the Merger, and the value of WellTech stock shall include the expenses of WellTech stockholders in connection with the Merger that are paid by WellTech, the value of the Dawson Well Servicing, Inc. stock distributed to WellTech stockholders prior to the Merger, and the value of the New Key Warrants received by the WellTech stockholders in the Merger. Moreover, shares of WellTech stock and shares of Key stock held by WellTech's stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this assumption.

         C. At the time of the Merger, Key has no plan or intention to redeem or otherwise reacquire any of the Key stock to be issued in the Merger.

         D. At the time of the Merger, Key has no plan or intention to sell or otherwise dispose of any of the assets of WellTech acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         E. Following the Merger, Key will continue the historic business of WellTech or use a significant portion of WellTech's business assets in a business.

         F. Key, WellTech, and the stockholders of WellTech will pay their respective expenses, if any, incurred in connection with the Merger, provided however that WellTech may pay certain expenses of its stockholders as expressly provided for in the Merger Agreement.

         G. There is no intercorporate indebtedness existing between Key and WellTech that was issued, acquired, or will be settled at a discount.

         H. No two parties to the Merger are "investment companies" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         I. Both the fair market value of WellTech's assets being transferred to Key in the Merger (exclusive of Key stock and the Existing Key Warrants) and such transferred assets' aggregate adjusted bases will exceed the sum of WellTech's liabilities being assumed by Key, plus the amount of liabilities, if any, to which such transferred assets are subject.

Key Energy Group, Inc.
March 1, 1996
Page 3

         J. Neither WellTech nor Key is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         K. No consideration for the Merger has been or will be provided by Key or any Key Subsidiary to WellTech or to the stockholders of WellTech other than as expressly provided for in the Merger Agreement.

         L. The payment of cash in lieu of fractional shares of Key common stock is solely for the purpose of avoiding the expense and inconvenience to Key of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to WellTech's stockholders instead of issuing fractional shares of Key common stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to WellTech's stockholders in exchange for their shares of WellTech stock. The fractional share interests of each holder of WellTech stock will be aggregated, and no holder of WellTech stock will receive cash in an amount equal to or greater than the value of one full share of Key common stock.

         M. The liabilities of WellTech assumed by Key and the liabilities to which the transferred assets of WellTech are subject were incurred by WellTech in the ordinary course of its business.

         Opinions. Based on the foregoing facts and assumptions and assuming the accuracy thereof, we are of the opinion that for federal income tax purposes:

         1. The merger of WellTech with and into Key pursuant to the Merger Agreement will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         2. WellTech and Key will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         3. No gain or loss will be recognized by Key upon the receipt of WellTech's assets in the Merger. Code Section 1032(a).

         4. No gain or loss will be recognized by WellTech upon the transfer of its assets to Key in the Merger. Code Sections 357 and 361.

         5. No gain or loss will be recognized by a Key stockholder as a result of the Merger, and such stockholder's tax basis and holding period in his Key stock will be the same following the Merger as they were preceding.

Key Energy Group, Inc.
March 1, 1996
Page 4

         No opinion is expressed concerning the consequences to any party of any matter other than those specifically addressed above. In particular, we express no opinion with respect to the state or local tax treatment of the Merger. We also express no opinion with respect to the tax consequences of WellTech's distribution of Dawson Well Servicing, Inc. stock to the WellTech stockholders.

         Miscellaneous. The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.

         This opinion is not intended to satisfy the opinion required by Section 7.2(c) of the Merger Agreement, which opinion will be delivered at the Closing and be based upon executed representations made by Key, WellTech, and the WellTech stockholders.

         This opinion is intended solely for the benefit and use of Key, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Legal Matters". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                   Very truly yours,


                                   /s/ Sullivan & Worcester LLP
                                    Sullivan & Worcester LLP